Exhibit 10(c)(1)

PROTECTIVE LIFE CORPORATION

EXCESS BENEFIT PLAN

(AMENDED AND RESTATED AS OF DECEMBER 31, 2008)

This Excess Benefit Plan has been adopted by the Company to provide benefits to certain employees of the Company and its subsidiaries in excess of the Limitations imposed by the Code on the Company’s Pension Plan.

1.  Definitions.  Each of the following words and phrases as used herein shall have the meaning set forth in this Section 1.  Any term that is not defined in this Section 1 and that is defined in the Pension Plan shall have the meaning set forth in the Pension Plan.

“Change of Control” means, subject to the provisions of Code Section 409A, the occurrence of one or more of the following: (i) any one person (or more than one person acting as a group (as provided in Code Section 409A)) (such person or group, an “Acquiring Person”) acquires ownership of the Company’s stock that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of the appointment or election, or (iii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions.

 “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any provision of the Code shall include such provision, any comparable provision or provisions of any legislation that amends or supersedes such provision, and any regulations or rulings with respect thereto.

“Committee” means the Compensation and Management Succession Committee of the Company’s Board of Directors.

“Company” means Protective Life Corporation, a Delaware corporation.

“Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, or (iii) has been determined to be totally disabled by the Social Security Administration.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any provision of ERISA shall include such provision, any comparable provision or provisions of any legislation that amends or supersedes such provision, and any regulations or rulings with respect thereto.

“Excess Benefit” means a benefit provided under the Plan to a Participant or the Participant’s Beneficiary.

“Limitations” means the provisions of the Code that restrict the benefits determined under the Pension Plan, including (1) the limitations set forth in Code Sections 415 and 401(a)(17), and (2) the limitations on benefits imposed by the Code’s incidental benefit rules.   References to the Limitations shall include any cost of living adjustments made by the Secretary of the Treasury pursuant to Code Sections 415(d) and 401(a)(17).

“Participant” means an employee of the Company or its subsidiaries who is a participant in the Pension Plan and whose benefits under the Pension Plan are reduced by application of the Limitations; provided, however that (1) an employee whose benefits under the Pension Plan were first reduced by application of the Limitations with respect to service before January 1, 2008, shall be a Participant as of January 1, 2008, and (2) an employee whose benefits under the Pension Plan were first reduced by application of the Limitations with respect to service after December 31, 2007, shall be a Participant as of the earlier of (A) January 1 of the second Plan Year after the Plan Year in which such service occurred, and (B) the date of such employee’s death.  Notwithstanding the previous sentence, (1) with respect to a participant in the Pension Plan who retired or whose employment with the Company or its subsidiaries otherwise terminated before January 1, 2000, a Participant shall be limited to a participant in the Pension Plan who has been notified in writing by the Committee that he or she is covered under this Plan, and (2) an employee shall not be a Participant unless either (A) the employee is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, or (B) the benefits under the Plan are provided solely by virtue of the limitations of Code Section 415.

“Pension Plan” means the Protective Life Corporation Pension Plan, as amended from time to time.

“Plan” means this Excess Benefit Plan established by the Company effective September 1, 1984 and as amended and restated from time to time thereafter.

“Plan Year” shall mean each period beginning on January 1 and ending on December 31 of the same year.

“Post-2004 Benefit” means (i) a Participant’s benefit determined under clause (i) of Section 3, 4 or 5 of the Plan or clauses (i)(A) and (ii)(A) of Section 6 of the Plan (as the case may be), minus (ii) the Participant’s benefit determined under clause (ii) of Section 3, 4 or 5 of the Plan or clauses (i)(B) and (ii)(B) of Section 6 of the Plan (as the case may be), minus (iii) the Participant’s Pre-2005 Benefit.

“Pre-2005 Benefit” means the benefit earned and vested (before January 1, 2005) under this Plan with respect to a Participant’s service and earnings with the Company before January 1, 2005.  For purposes of determining the amount of a Participant’s Pre-2005 Benefit, eligibility for an Early Retirement Benefit (and the applicable Early Retirement Benefit reduction factors) under Section 5.2 or Section 6.2 of the Pension Plan and under this Plan shall be based on the Participant’s service before January 1, 2005 and the Participant’s age as of the Participant’s date of Termination of Employment.

“Specified Employee” means, with respect to April 1 of each Plan Year (beginning April 1, 2005) and for the 12-month period thereafter, any person who met the definition of a “key employee” of the Company under Code Section 416(i) (without regard to Code Section 416(i)(5)) at any time during the preceding Plan Year, all as provided in Code Section 409A.

“Termination of Employment” shall mean a Participant’s “separation from service” with the Company and each of the Company’s subsidiaries and affiliates by which the Participant is employed, as defined in Code Section 409A (other than a separation from service as a result of death).

2.  Governing Law; Interpretation.  The Plan is intended to be (1) an “excess benefit plan” within the meaning of Section 3(36) of ERISA, (2) a plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, and (3) “unfunded” within the meaning of the Code and ERISA.  Excess Benefits will not and may not be funded, and the payment thereof shall be made at the appropriate time or times from the general assets of the Company.  The Plan shall be interpreted and administered so that Plan benefits are not taxable under Code Section 409A.  If any provision of the Plan is determined to be inconsistent with the Code or ERISA, or with any law, regulation, ruling or decision governing the status of the Plan or the Pension Plan, the Company shall take whatever steps are necessary or appropriate to conform it to the applicable authority.  Except as provided above, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Alabama. Whenever necessary or appropriate to the meaning hereof, the singular shall include the plural, and the plural shall include the singular.

3.  Normal Retirement.  If a Participant has a Termination of Employment and is eligible for a Normal Retirement Benefit under the Pension Plan, the Participant shall be entitled to an Excess Benefit that is the Actuarial Equivalent of (i) the amount of the Participant’s Normal Retirement Benefit and (if the Participant is a Non-Grandfathered Participant or a Post-2007 Participant) the amount of the Participant’s Cash Balance Benefit under the Pension Plan, expressed in each case as a Life Annuity and without regard to the Limitations, reduced by (ii) the amount of the Normal Retirement Benefit and (if the Participant is a Non-Grandfathered Participant or a Post-2007 Participant) the amount of the Cash Balance Benefit which the Participant is entitled to receive under the Pension Plan, expressed in each case as a Life Annuity and after application of the Limitations.

4.  Early Retirement.  If a Participant has a Termination of Employment and is eligible for an Early Retirement Benefit under the Pension Plan, the Participant shall be entitled to an Excess Benefit that is the Actuarial Equivalent of (i) the amount of the Participant’s Early Retirement Benefit and (if the Participant is a Non-Grandfathered Participant or a Post-2007 Participant) the amount of the Participant’s Cash Balance Benefit under the Pension Plan, expressed in each case as a Life Annuity and without regard to the Limitations, reduced by (ii) the amount of the Early Retirement Benefit and (if the Participant is a Non-Grandfathered Participant or a Post-2007 Participant) the amount of the Cash Balance Benefit which the Participant is entitled to receive under the Pension Plan, expressed in each case as a Life Annuity and after application of the Limitations.

5.  Vested Benefit and/or Cash Balance Benefit.  If a Participant has a Termination of Employment and is eligible for only a Vested Benefit and/or a Cash Balance Benefit under the Pension Plan, the Participant shall be entitled to an Excess Benefit that is the Actuarial Equivalent of (i) the amount of the Participant’s Vested Benefit and/or Cash Balance Benefit under the Pension Plan, expressed in each case as a Life Annuity and without regard to the Limitations, reduced by (ii) the amount of the Vested Benefit and/or Cash Balance Benefit which the Participant is entitled to receive under the Pension Plan, expressed in each case as a Life Annuity and after application of the Limitations.

6.  Disability.  If a Participant has a Disability, and is eligible for a Disability Pension Benefit in accordance with the Pension Plan, the Participant shall be entitled to an Excess Benefit that is the Actuarial Equivalent of (i) the amount of the Participant’s Disability Pension Benefit under the Pension Plan, expressed as a Life Annuity and without regard to the Limitations, reduced by (ii) the amount of the Disability Pension Benefit that the Participant is entitled to receive under the Pension Plan, expressed as a Life Annuity and after application of the Limitations.  The Excess Benefit determined pursuant to this Section 6 shall be payable in a single lump sum payment on the first business day of the third calendar month after the calendar month in which the Participant reaches Normal Retirement Age.

7.  Death.  If a Participant’s Beneficiary becomes eligible at any time to receive a death benefit payable before or after the commencement of the Participant’s benefit under the Pension Plan, the Beneficiary shall be entitled to an Excess Benefit that is the Actuarial Equivalent of (i) the amount of the death benefit which the Beneficiary is entitled to receive under the Pension Plan without regard to the Limitations, reduced by (ii) the amount of the death benefit which the Beneficiary is entitled to receive under the Pension Plan, after application of the Limitations.  The Beneficiary’s Excess Benefit shall be payable (a) if the Participant had commenced receipt of all or a portion of the Participant’s Excess Benefit, in the manner provided in the Participant’s election with respect thereto, and (b) if the Participant had not commenced receipt of all or a portion of the Participant’s Excess Benefit, in a single lump sum payment that is the Actuarial Equivalent of such portion of the Participant’s Excess Benefit and that is paid within 90 days after the Participant’s date of death.

8.  Benefit Payments.  (a)  Participant Who Terminated Employment before January 1, 2005.  Except as otherwise specifically provided herein, if a Participant has a Termination of Employment before January 1, 2005, the payment of the Participant’s Pre- 2005 Benefit shall be made at the same time, in the same form and subject to the same conditions as payment of the Participant’s benefit under the Pension Plan.  The foregoing notwithstanding, the form of payment of the Participant’s Pre-2005 Benefit must be a form of payment that was available under the Pension Plan as of December 31, 2004; provided that if the Participant elects a form of payment that was not available under the Pension Plan as of December 31, 2004, the Participant’s Pre-2005 Benefit shall be paid as a single lump sum payment.

(b)  Participant Who Terminated Employment After December 31, 2004 and Before December 1, 2007.  Except as otherwise specifically provided herein, if a Participant has a Termination of Employment after December 31, 2004 and before December 1, 2007, the payment of the Participant’s Pre-2005 Benefit and Post-2004 Benefit shall be made (1) as a Qualified Joint and Survivor Annuity, if the Participant is married to a Spouse on the date the Participant’s Excess Plan Benefit commences (as set forth below), and (2) as a Life Annuity, if the Participant is not married to a Spouse on the date the Participant’s Excess Plan Benefit commences.  The Participant’s Excess Plan Benefit shall commence (1) if the Participant’s Early Retirement Eligibility Date precedes the date of the Participant’s Termination of Employment, as of the later of (A) the first business day of the third month after the month in which the Participant’s Termination of Employment occurred and (B) July 1, 2009; (2) if the Participant attains their Early Retirement Eligibility Date after the date of the Participant’s Termination of Employment, as of the later of (A) the first business day of the month after the month in which the Participant attains age 55 and (B) July 1, 2009; and (3) if the Participant’s Termination of Employment occurred before the Participant attained 10 years of Continuous Service (and will therefore not attain their Early Retirement Eligibility Date), as of their Normal Retirement Date.

(c)  Participant Who Terminated Employment After November 30, 2007 and Before December 1, 2008.  Except as otherwise specifically provided herein, if a Participant has a Termination of Employment after November 30, 2007 and before December 1, 2008, the payment of the Participant’s Pre-2005 Benefit and Post-2004 Benefit shall be made (1) in a form of payment that is available under the Pension Plan and elected by the Participant, provided such election is made before January 1, 2009; or (2) if the Participant does not make an election as provided in clause (1) above, in the form of a single lump sum payment.  The Participant’s Excess Plan Benefit shall commence (1) on July 1, 2009, if the Excess Plan Benefit is being paid as a single lump sum payment; (2) if the Participant’s Early Retirement Eligibility Date occurred before the date of the Participant’s Termination of Employment, on July 1, 2009; (3) if the Participant attains their Early Retirement Eligibility Date after the date of the Participant’s Termination of Employment, as of the later of (A) the first business day of the month after the month in which the Participant attains age 55 and (B) July 1, 2009; and (4) if the Participant’s Termination of Employment occurred before the Participant attained 10 Years of Continuous Service (and will therefore not attain their Early Retirement Eligibility Date), on their Normal Retirement Date.

(d) Participant Who Terminates Employment After November 30, 2008; Pre-2005 Benefit.  Except as otherwise specifically provided herein, if a Participant has a Termination of Employment after November 30, 2008, the payment of the Participant’s Pre-2005 Benefit shall be made at the same time, in the same form and subject to the same conditions as payment of the Participant’s benefit under the Pension Plan.   The foregoing notwithstanding, the form of payment of the Participant’s Pre-2005 Benefit must be a form of payment that was available under the Pension Plan as of December 31, 2008; provided that if the Participant elects a form of payment that was not available under the Pension Plan as of December 31, 2008, the Participant’s Pre-2005 Benefit shall be paid as a single lump sum payment.

(e)  Participant Who Terminates Employment After November 30, 2008; Post-2004 Benefit.  Except as otherwise specifically provided herein, if a Participant has a Termination of Employment after November 30, 2008, the payment of a Participant’s Post-2004 Benefit shall commence as of the first business day of the third month after the month in which the Participant’s Termination of Employment occurred.  Except as otherwise specifically provided herein, the payment of a Participant’s Post-2004 Benefit shall be (1) in a form of payment that is available under the Pension Plan and elected by the Participant, provided such election is made (i) before January 1, 2009 (if the Participant was eligible to participate in the Plan on January 1, 2008), or (ii) before the date the Participant becomes eligible to participate in the Plan (if the Participant becomes eligible to participate in the Plan after December 31, 2007); or (2) if the Participant does not make an election as provided in clause (1) above, in the form of a single lump sum payment.  If a Participant elects to change an election of the form of payment of the Participant’s Post-2004 Benefit, then (1) such election must be made and received by the Company before the Participant’s Termination of Employment, (2) such election shall not take effect until at least 12 months after the date on which it is made, (3) such election may not be made less than 12 months before the date the first such payment is scheduled to be paid, and (4) if the Participant changes from a Lump Sum form to any other form permitted under the Pension Plan, or from any other form permitted under the Pension Plan to a Lump Sum form, payment of the Participant’s Post-2004 Benefit must be deferred for a period of not less than 5 years from the date the first such payment would otherwise have been paid.

(f)  Delay of Distributions—General.  Any Plan provision to the contrary notwithstanding, the Company may delay making a distribution under the Plan, in whole or in part, if (1) the Company reasonably anticipates that the Company’s tax deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m); provided that such delayed distribution shall be made at the earliest date at which the Company reasonably anticipates that the Company’s tax deduction with respect to such payment will not be limited or eliminated by application of Code Section 162(m), (2) the Company reasonably anticipates that making the distribution will violate applicable law; provided that such delayed distribution shall be made at the earliest date at which the Company reasonably anticipates that making the distribution will not cause such violation, or (3) such other events or conditions occur to permit the Company to delay distributions, as may be prescribed pursuant to Code Section 409A.

(g)  Delay of Distributions—Certain Key Employees.  Any Plan provision to the contrary notwithstanding and subject to Code Section 409A, payment of a Specified Employee’s Post-2004 Benefit upon a Termination of Employment may not be made before the date that is six months after the date of the Specified Employee’s Termination of Employment (or, if earlier, the date of death of the Specified Employee).  All payments to which the Specified Employee would otherwise be entitled during such six month period shall be paid as soon as practicable after the end of such six month period (and within the same calendar year as the end of such six month period).

(h)  Time for Distributions—Section 409A Provision.  Any Plan provision to the contrary notwithstanding, for purposes of Code Section 409A, a payment that is to be made upon a designated date (as set forth in the Plan) shall be made (1) no earlier than such designated date, and (2) no later than the later of (A) the first date that it is administratively feasible to make such payment on or after such designated date or (B) the end of the calendar year containing such designated date.

9.  Automatic Lump Sum Provision.  Any Plan provision (other than Section 10) to the contrary notwithstanding, if a Participant dies or has a Termination of Employment for any reason and the present value of the Excess Benefit payable to the Participant or the Participant’s Beneficiary under the Plan is less than (a) $100,000 (with respect to a Participant who has a Termination of Employment or dies after November 30, 2007) or (b) $50,000 (with respect to a Participant who had a Termination of Employment or dies on or before November 30, 2007) (in either case, as determined as set forth in Section 11), the Company shall distribute the present value of the Excess Benefit in a single lump sum payment.  Such payment shall be made as of the later of (a) within 90 days after the Participant’s Termination of Employment (or, if the Participant has died, within 90 days after the date on which the Company receives written notice of the Participant’s death), or (b) July 1, 2009.  Any such payment shall be in full satisfaction of the Company’s obligations under the Plan.

10.  Change of Control.  Any Plan provision to the contrary notwithstanding, if a Participant has a Termination of Employment for any reason after a Change of Control, the Participant’s Excess Benefit shall be paid in a single lump sum payment (determined as provided in Section 11) within 30 days after January 1 of the calendar year immediately following such Termination of Employment.

11.  Calculation of Lump Sum Payments.  The calculation of the present value of an Excess Benefit under Section 9 shall be determined as soon as reasonably practicable before the date of payment, using the mortality table (including any set backs of ages) and interest rate used for determining lump sum payment amounts under the Pension Plan as of the date on which the calculation is being made.  The calculation of the present value of an Excess Benefit under Section 10 shall be determined as soon as reasonably practicable before the date of payment, using (a) the mortality table (including any set backs of ages) used for determining lump sum payment amounts under the Pension Plan as of the date on which the calculation is being made, and (b) an interest rate equal to the lesser of (A) the sum of (1) the yield on U.S. 10-year Treasury Notes at constant maturity as most recently published by the Federal Reserve Bank of New York; provided, however, that if such yield has not been so published within 90 days before the date on which the calculation is being made, the interest rate shall be the yield on substantially similar securities on the preceding business day as determined by Regions Bank upon the request of either the Company or the Participant, plus (2) .75%, and (B) the interest rate used for determining lump sum payment amounts under the Pension Plan as of the date on which the calculation is being made.

12.  Administration.  Notwithstanding the incorporation of various provisions of the Pension Plan into this Plan, all matters pertaining to benefit payments, options and elections hereunder shall be administered by the Committee, which shall have the sole authority to interpret and act on behalf of the Company hereunder.

13.  Tax Withholding.  All payments under the Plan shall be subject to applicable federal, state and local tax withholding.  If taxes are imposed under the Federal Insurance Contributions Act or any other tax law (“Advance Taxes”) with respect to the Excess Benefits payable to a Participant or Beneficiary, and the Participant’s or Beneficiary’s portion of such Advance Taxes is due and payable before payment of an Excess Benefit at least equal in amount to such portion of such Advance Taxes, then (a) the Company shall remit such Advance Taxes as required by law, and (b) the Committee shall request the Participant or Beneficiary to pay the Participant’s or Beneficiary’s portion of such Advance Taxes to the Company.  If the Participant or Beneficiary fails to pay such amount, the Company shall (1) treat the Participant’s or Beneficiary’s portion of such Advance Taxes that was so remitted as taxable income to the Participant or Beneficiary, in accordance with all laws regarding tax liability, withholding and reporting, and (2) reduce the value of the Excess Benefits otherwise payable hereunder to take into account, on an actuarial basis, the present value of all taxes remitted by the Company with respect to the Participant’s or Beneficiary’s portion of such Advance Taxes.

14.  Amendment or Termination. The Plan may be amended or terminated at any time by the Company with respect to any or all Participants by written instrument executed with the same formality as the Plan; provided that no such amendment or termination shall impair the benefits a Participant has accrued under the Plan before such amendment or termination.

15.  Non-Alienation of Benefits.  Except as provided in Section 13, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance or charge by a Participant, a Participant’s Beneficiary, or anyone claiming under or through either of them.

16.  Effective Date.  Except as expressly set forth herein, payment of benefits to a Participant whose benefit under this Plan had been paid, or was in pay status, on or before December 31, 2008, shall be determined under the Plan as set in effect on the date of payment, and not under the terms of the Plan as set forth herein.

[This document is executed on the following page.]

IN WITNESS WHEREOF, the Company has caused this document to be executed and effective as of December 31, 2008.

PROTECTIVE LIFE CORPORATION

By:	/s/ John D. Johns
Chairman of the Board, President
and Chief Executive Officer